Exhibit 3.19
AMENDED AND RESTATED BYLAWS
OF
1ST NATIONAL PROCESSING, INC.
     1. Annual Meeting of the Stockholders. The annual meeting of Stockholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or outside the State of Nevada, fixed by the board of directors.
     2. Special Meetings of the Stockholders. Special meetings of the Stockholders may be held at any place within or outside the State of Nevada upon call of the board of directors, the chairman of the board of directors, if any, the president, or the holders of at least ten percent of the issued and outstanding shares of capital stock entitled to vote.
     3. Transfer of Stock. The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact. In case of transfer by attorney, the power of attorney, duly executed and acknowledged, shall be deposited with the secretary. The person in whose name stock stands on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.
     4. Directors. The business of the Corporation shall be managed by a board of directors consisting of not less than one nor more than five members, such number of directors within such range to be fixed by action of the board of directors. The range of size for the board may be increased or decreased by the Stockholders. Vacancies in the board of directors, whether resulting from an increase in the number of directors, the removal of directors with or without cause, or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum. Directors may be removed with or without cause by the Stockholders.
     5. Meetings of the Board of Directors. Regular meetings of the board of directors may be held without notice of the date, time, place or purpose of the meeting (a) at the location of the annual meeting of Stockholders immediately after the meeting in each year and (b) at such times and at such places within or outside the State of Nevada as shall be fixed by the board of directors. Special meetings of the board of directors may be held at any place within or outside the State of Nevada upon call of the chairman of the board of directors, if any, the president or a majority of the directors then in office, which call shall set forth the date, time and place of meeting and, if required by law, the purpose of the meeting. Written, oral, or any other mode of notice of the date, time and place of meeting shall be given for special meetings in sufficient time, which need not exceed two days in advance, for the convenient assembly of the directors. A majority of the number of directors of the Corporation then in office shall constitute a quorum, and the vote of a majority of the directors present at the time of the vote, if a quorum is present, shall be the act of the board of directors.
     6. Action Without Meeting. Action required or permitted to be taken at a stockholders’ meeting or at a Board of Directors’ meeting may be taken without a meeting. If all of the stockholders or Directors entitled to vote on the action consent to taking such action without a meeting, the affirmative vote of the number of shares or Directors that would be necessary to authorize or take such action at a meeting is the act of the stockholders or the Board. The action must be evidenced by one or more written consent(s) describing the action taken, signed by each stockholder or Director entitled to vote on the action in one or more counterpart(s), indicating each signing stockholder’s or Director’s vote or abstention on the action, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. A signed consent has the effect of a meeting vote and may be described as such in any document.
     7. Committees. By resolution adopted by the board of directors, an executive committee and other committees may be elected, each of which, to the extent permitted by law, shall have the authority granted it by the board of directors.
     8. Conduct of Meetings. Stockholders, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the stockholders, board, or committee by means of a telephone conference or similar method of communication by which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.
     9. Officers. The board of directors shall elect a president, secretary, treasurer and such other officers as it may deem appropriate. The president, secretary, treasurer and any other officer so elected by the board of directors are authorized to execute certificates representing shares of the Corporation’s capital stock. Any person may hold two or more offices. Officers shall have the authority and responsibilities delegated to them by the board of directors, and each officer shall hold office until his successor is elected and qualified, unless a different term is specified by the board of directors.
     10. Amendment of Bylaws. The bylaws of the Corporation may be amended or repealed, and additional bylaws may be adopted, by action of the board of directors or of the Stockholders, but any bylaws adopted by the Stockholders may be amended or repealed only by the Stockholders.

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